Exhibit 99.1

Contacts:

Alexion Pharmaceuticals, Inc. Leonard Bell, M.D. Chief Executive Officer (203) 272-2596	Rx Communications Rhonda Chiger (Investors) (917) 322-2569	Noonan/Russo Emily Poe (Media) (212) 845-4266

Alexion Pharmaceuticals Prices Offering of 2,500,000 Shares of Common Stock

CHESHIRE, Conn., August 12, 2005 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) announced today that it priced an offering of 2,500,000 shares of its common stock at a price to the public of $26.75 per share. All of the shares are being offered by Alexion. Alexion intends to use the net proceeds from this offering for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. A shelf registration statement relating to the shares of common stock that Alexion intends to sell has previously been filed with and declared effective by the Securities and Exchange Commission. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. Morgan Stanley & Co. Incorporated is acting as underwriter for the offering. Copies of the prospectus supplement and the accompanying prospectus, when available, may be obtained from Morgan Stanley, attention Prospectus Delivery Department: 1585 Broadway, New York, New York 10036-8200, (212) 761-6775.

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